Exhibit 3.1

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

SERIES C MANDATORILY CONVERTIBLE CUMULATIVE PERPETUAL PREFERRED STOCK

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.3 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions classified and designated 100,000 shares of authorized but unissued Preferred Stock (as defined in the Charter) as shares of Series C Mandatorily Convertible Cumulative Perpetual Preferred Stock (“Series C Preferred Stock”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

Series C Preferred Stock

Section 5.3.19 Designation and Number. A series of Preferred Stock, designated as the “Series C Mandatorily Convertible Cumulative Perpetual Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The number of authorized shares of the Series C Preferred Stock shall be 100,000.

Section 5.3.20 Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a) “Benefit Plan Investor” shall mean (i) an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), that is subject to the provisions of Title I of ERISA; (ii) a plan as defined in Section 4975(e) of the Code (any such employee benefit plan or “plan” described in clause (i) or this clause (ii) being referred to herein as a “Plan”); (iii) an entity whose underlying assets include (or are deemed to include under ERISA or Section 4975(e) of the Code) assets of a Plan by reason of such Plan’s investment in such entity; or (iv) any other entity that otherwise constitutes a benefit plan investor within the meaning of the Plan Asset Regulations.

(b) “Controlling Person” shall mean a Person who has discretionary authority or control with respect to the assets of the Corporation or who provides investment advice for a fee (direct or indirect) with respect to such assets, and any affiliate of such Person, within the meaning of the Plan Asset Regulations.

(c) “Liquidation Preference” shall mean $1,000.

(d) “Person” shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(e) “Plan Asset Regulations” shall mean Section 2510.3-101 of the regulations of the Department of Labor, as modified by Section 3(42) of ERISA.

(f) Publicly Offered Securities” shall have the meaning provided in Section 2510.3-101(b)(2) of the Plan Asset Regulations, or any successor regulation thereto.

(g) “Trading Day” shall mean, (i) if the Common Stock (as defined in the Charter) is listed or admitted to trading on the Nasdaq Stock Market, a day on which the Nasdaq Stock Market is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on the Nasdaq Stock Market, but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which the principal national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

(h) “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on the Nasdaq Stock Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on the Nasdaq Stock Market for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

Section 5.3.21 Rank.

The Series C Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series C Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with the Series A Preferred Stock (as defined in the Charter), Series B Preferred Stock (as defined in the Charter) and any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series C Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series C Preferred Stock (the “Senior Stock”).

Section 5.3.22 Dividends.

(a) From March 18, 2015, until June 18, 2015, if the Corporation declares, pays or sets apart for payment any dividend or other distribution on any share of Common Stock (other than a dividend or other distribution payable in shares of Common Stock), then at the time such dividend or other distribution is declared, paid or set apart for payment, the Corporation shall simultaneously declare, pay or set apart for payment a dividend or other distribution on each issued and outstanding share of Series C Preferred Stock, with payment to be made (i) in the same form as is being made to the holders of Common Stock and (ii) in an amount as if such share of Series C Preferred Stock had been converted into shares of Common Stock pursuant to Section 5.3.26 but, in the case of any dividend or other distribution in March 2015, computed pro-rata from the date of issuance of such share of Series C Preferred Stock. Such dividend or other distribution shall be payable to the holders of record of Series C Preferred Stock as they appear in the stock records of the Corporation at the close of business on the applicable record date designated by the Board of Directors for the payment of such dividend or other distribution.

(b) For the period beginning on, and including, June 19, 2015, to the extent shares of Series C Preferred Stock remain outstanding and subject to the preferential rights of holders of any class or series of Senior Stock, in addition to any dividend or other distribution declared and payable by the Corporation pursuant to Section 5.3.22(a), holders of the Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends equal to the excess, if any, of (i) 15.0% per annum of the Liquidation Preference, minus (ii) any dividend or other distribution declared and payable by the Corporation pursuant to Section 5.3.22(a) on such holder’s issued and outstanding Series C Preferred Stock in respect of the applicable quarterly period. Such dividends on each share of Series C Preferred Stock shall accrue and shall be cumulative from June 19, 2015 and including, June 19, 2015 and shall be payable quarterly in arrears on or before July 15th, October 15th, January 15th and April 15th of each year or, if not a business day, the next succeeding business day (each, a “Series C Dividend Payment Date”). Any dividend payable on the Series C Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record of Series C Preferred Stock as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the first day of the calendar month, whether or not a business day on which the applicable Series C Dividend Payment Date falls (the “Series C Dividend Record Date”). The dividend payable on any Series C Dividend Payment Date shall include dividends accumulating to, but excluding, such Series C Dividend Payment Date. The term “business day” shall mean any day, other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday. If the Series C Preferred Stock is converted into Common Stock prior to June 19, 2015, pursuant to Section 5.3.26, then no additional dividends shall be payable on the Series C Preferred Stock.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock that may be in arrears.

(d) When dividends are not paid in full upon the Series C Preferred Stock or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series C Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series C Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series C Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or other distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

(f) Notwithstanding the foregoing provisions of this Section 5.3.22, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring any Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to maintain the continued qualification of the Corporation as a real estate investment trust (“REIT”) under Section 856 of the Code (as defined in the Charter).

Section 5.3.23 Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series C Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference per share equal to the Liquidation Preference, plus an amount per share equal to any accumulated, accrued and unpaid dividends on such share (whether or not earned or declared) to and including the date of payment. Until the holders of the Series C Preferred Stock have been paid the Liquidation Preference in full, plus an amount per share equal to all accumulated, accrued and unpaid dividends on such share (whether or not earned or declared) to and including the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series C Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series C Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series C Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series C Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series C Preferred Stock shall not be added to the Corporation’s total liabilities.

Section 5.3.24 Optional Redemption.

(a) The Series C Preferred Stock shall be redeemable by the Corporation, in whole or in part at any time and from time to time, at a redemption price per share of Series C Preferred Stock (the “Redemption Price”) equal to (i) if the redemption occurs on or prior to the first anniversary of March 19, 2015 the issuance of the Series C Preferred Stock, the greater of (A) 105% of the Liquidation Preference plus all accrued and unpaid dividends to and including the date fixed for redemption (the “Redemption Date”), and (B) 105% of the value of that number of shares of Common Stock into which such share of Series C Preferred Stock would have been convertible immediately prior to the Redemption Date, which value shall be calculated on the VWAP of the Common Stock for the 20 Trading Days prior to the Redemption Date; or (ii) if the redemption occurs after the first anniversary of March 19, 2015 the issuance of the Series C Preferred Stock, the greater of (A) 100% of the Liquidation Preference plus all accrued and unpaid dividends to and including the Redemption Date; and (B) 100% of the value of that number of shares of Common Stock into which such share of Series C Preferred Stock would have been convertible immediately prior to the Redemption Date, which value shall be calculated on the VWAP of the Common Stock for the 20 Trading Days prior to the Redemption Date. In addition, in order to ensure that the Corporation remains qualified as a REIT under Section 856 of the Code, the Series C Preferred Stock shall be subject to the provisions of Section 6.2.1 of the Charter. Pursuant to Section 6.2.1 of the Charter, and without limitation of any provisions of such Section 6.2.1, the Series C Preferred Stock, together with all other Capital Stock, owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of each share of Series C Preferred Stock shall equal the Liquidation Preference, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) If full cumulative dividends on all outstanding shares of Series C Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series C Preferred Stock may be redeemed pursuant to this Section 5.3.24 unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of Series C Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series C Preferred Stock.

(c) If fewer than all the outstanding shares of Series C Preferred Stock are to be redeemed, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(d) Notwithstanding anything that may be to the contrary elsewhere herein, in the event of any redemption pursuant to this Section 5.3.24, if the Redemption Date occurs after a Series C Dividend Record Date and on or prior to the related Series C Dividend Payment Date, the dividend payable on such Series C Dividend Payment Date in respect of such shares called for redemption shall be payable on such Series C Dividend Payment Date to the holders of record at the close of business on such Series C Dividend Record Date, and shall not be payable as part of the Redemption Price for such shares.

(e) Upon the Corporation’s provision of written notice as to the Redemption Date, accompanied by a check in the amount of the Redemption Price to which each record holder of Series C Preferred Stock is entitled, the Series C Preferred Stock shall be redeemed and shall no longer be deemed outstanding shares of Capital Stock of the Corporation and all rights of the holders of such shares will terminate. Such notice shall be given by first class mail, postage pre-paid, to each record holder of the Series C Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(f) In addition to any information required by law or by the applicable rules of any exchange upon which Series C Preferred Stock may be listed or admitted to trading, such notice shall state: (i) the Redemption Date; (ii) the Redemption Price payable on the Redemption Date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Series C Dividend Payment Date to the record holder at the close of business on the relevant Series C Dividend Record Date as described above; and (iii) that dividends on the shares of Series C Preferred Stock to be redeemed will cease to accrue on such Redemption Date. If less than all the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed.

(g) If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been irrevocably set apart by the Corporation in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, from and after the Redemption Date, dividends will cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(h) Subject to applicable law and the limitation on purchases when dividends on the Series C Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series C Preferred Stock in the open market, by tender or by private agreement.

Section 5.3.25 Mandatory Redemption. In the event of a reorganization transaction such as a merger, consolidation or the sale of transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange or similar transaction that is not approved by the holders of at least two-thirds of the shares of Series C Preferred Stock, the Corporation shall redeem the shares of Series C Preferred Stock at closing of such transaction at the Redemption Price described in Section 5.3.24 above.

Section 5.3.26 Mandatory Conversion. As of the close of business (I) in case one or more holders of Series C Preferred Stock elect not to include the shares of Common Stock issuable upon conversion of its Series C Preferred Stock in a registration statement filed by the Corporation with respect to the shares of Common Stock issuable upon conversion of the Series C Preferred Stock due to its refusal to be named as an underwriter, the fifth business day and (II) otherwise, on the later of (a) the fifth business day, and (b) written and/or oral notice of non-objection of the Corporation’s Listing of Additional Shares Notification with respect to such shares of Common Stock issuable upon conversion of the Series C Preferred Stock by the Nasdaq Stock Market (the date set forth in clause (I) and/or the later of (a) and (b) in clause (II), each, a “Conversion Date”), in each case, following the approval by the holders of the Common Stock of the conversion of the Series C Preferred Stock and the issuance of Common Stock upon such conversion, each share of the Series C Preferred Stock shall automatically convert into that number of shares of Common Stock equal to (i) the sum of the Liquidation Preference and all accrued and unpaid dividends thereon; divided by (ii) $2.00 (as such dollar amount in this clause (ii) may be adjusted from time to time pursuant to Section 5.3.28, the “Conversion Price”). Fractional shares, if any, of Common Stock will not be issued upon conversion but, in lieu thereof, the Corporation will make a cash payment based on such fraction times the closing price of the Corporation’s Common Stock as reported on the NASDAQ Stock Market on the trading day immediately preceding the Conversion Date.

Section 5.3.27 Status of Shares. Any shares of Series C Preferred Stock that shall at any time have been redeemed pursuant to Section 5.3.24 or Section 5.3.25, converted into Common Stock pursuant to Section 5.3.26 or otherwise acquired by the Corporation shall, after such redemption, conversion or other acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

Section 5.3.28 Adjustments.

(a) If the Corporation shall, at any time or from time to time prior to conversion of shares of Series C Preferred Stock, (i) pay a dividend or make a distribution on the outstanding shares of Common Stock payable in Common Stock, (ii) subdivide the outstanding shares of Common Stock into a larger number of shares, (iii) combine the outstanding shares of Common Stock into a smaller number of shares, or (iv) issue any shares of its Capital Stock in a reclassification, recapitalization or other similar event affecting the Common Stock (other than any such event for which a dividend or distribution is made pursuant to Section 5.3.22(a) or for which a mandatory redemption is made pursuant to Section 5.3.25), then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and/or any other appropriate actions shall be taken by the Corporation) so that the holder of any share of Series C Preferred Stock thereafter converted shall be entitled to receive the number of shares of Common Stock or other securities of the Corporation that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series C Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this Section 5.3.28(a) shall become effective retroactively (A) in the case of any such dividend or distribution, to a date immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution, or (B) in the case of any such subdivision, combination or reclassification, recapitalization or other similar event, to the close of business on the day upon which such corporate action becomes effective.

(b) No adjustment of the applicable Conversion Price for the Series C Preferred Stock shall be made in an amount less than one cent per share; provided, however, that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

Section 5.3.29 Voting Rights.

(a) Holders of the Series C Preferred Stock shall not have any voting rights, except as set forth below.

(b) If and whenever dividends on any shares of the Series C Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the number of directors then constituting the Board of Directors shall be automatically increased by two, if not already increased by reason of similar types of provisions with respect to shares of Parity Stock of any other class or series which is then entitled to similar voting rights (the “Voting Preferred Stock”), and the holders of shares of Series C Preferred Stock, voting as a single class with the holders of any other class or series of Voting Preferred Stock, shall be entitled to vote for the election of the two additional directors at (i) (A) the next regular meeting of the Corporation’s stockholders (if to be held within 90 days after the sixth missed dividend), or (B) upon the written request of holders of at least 25% of the shares of

Series C Preferred Stock then outstanding, a special meeting of the Corporation’s stockholders to be called for that purpose within 90 days after the sixth missed dividend, and (ii) each subsequent annual meeting of the Corporation’s stockholders until all dividends in arrears on outstanding shares of Series C Preferred Stock have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment. Directors so elected (the “Preferred Directors”) shall serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualify. If, prior to the end of the term of any Preferred Director so elected and during the continuance of a default in dividends on the Series C Preferred Stock and/or Voting Preferred Stock, a vacancy in the office of such Preferred Director shall occur by reason of death, resignation or disability, such vacancy shall be filled by written consent of the Preferred Director remaining in office or, if there is no such remaining Preferred Director, by the affirmative vote or consent of a majority of the votes entitled to be cast by the holders of Series C Preferred Stock and Voting Preferred Stock, voting as a single class. Any Preferred Director may be removed at any time with or without cause by the affirmative vote or consent of, and shall not be removed otherwise than by the affirmative vote or consent of, a majority of the votes entitled to be cast by the holders of Series C Preferred Stock and Voting Preferred Stock, voting as a single class. The Preferred Directors shall each be entitled to one vote per director on any matter. If and whenever dividends in arrears on outstanding shares of the Series C Preferred Stock and any other shares of Voting Preferred Stock have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and irrevocably set apart in trust for payment, then the right of the holders of the Series C Preferred Stock and of such other Voting Preferred Stock to elect the additional two directors shall cease and the terms of office of the Preferred Directors shall immediately terminate and the number of directors constituting the Board of Directors shall be reduced accordingly.

(c) The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series C Preferred Stock, voting as a single class, shall be required to authorize, create, increase the number of or issue any shares of any class or series of Senior Stock or any security convertible into shares of any class or series of Senior Stock or reclassify any of the outstanding Parity Stock or Junior Stock into shares of Senior Stock; provided, however, that no such vote of the holders of the Series C Preferred Stock shall be required if, at or prior to the time the authorization, creation, increase in the number of or issuance of any shares of Senior Stock or convertible security or the reclassification of Parity Stock or Junior Stock into any shares of Senior Stock is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of Series C Preferred Stock pursuant to Section 5.3.24.

(d) For the purposes of the foregoing provisions, each share of Series C Preferred Stock shall have one vote per share, except that when any other class or series of Preferred Stock shall have the right to vote with the Series C Preferred Stock as a single class, then the Series C Preferred Stock and such other class or series shall have one vote per each $25.00 of stated liquidation preference.

Section 5.3.30 Additional Limitations.

(a)	Prior to the date that each outstanding class of securities of the Corporation qualifies as a class of Publicly-Offered Securities, no Benefit Plan Investors shall Beneficially Own or Constructively Own shares of Series C Preferred Stock.

(b)	Prior to the date that each outstanding class of securities of the Corporation qualifies as a class of Publicly-Offered Securities, no shares of Series C Preferred Stock may be Transferred by any Person unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)), and any Transfer of shares of Series C Preferred Stock that, if effective, would violate this Section 5.3.30 shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Series C Preferred Stock.

Section 5.3.31 Additional Legend.

In addition to the legend referenced in Section 6.2.9, each certificate representing shares of Series C Preferred Stock, if any, shall bear substantially the following additional legend:

No Benefit Plan Investors may Beneficially Own or Constructively Own Series C Preferred Stock and no share of Series C Preferred Stock may be Transferred by any Person unless such Person obtains from its transferee a representation and agreement that (A) its transferee is not (and will not be), and is not acting on behalf of, a Benefit Plan Investor or Controlling Person and (B) such transferee will obtain from its transferee the representation and agreement set forth in this sentence (including without limitation clauses (A) and (B)).

Section 5.3.32 Mandatory Redemption at Maturity.

If any shares of Series C Preferred Stock remain outstanding on March 19, 2018 (the “Maturity Date”), the Corporation shall redeem all such shares of Series C Preferred Stock in cash in an amount equal to the Liquidation Preference plus all accrued and unpaid dividends to and including the Maturity Date for each such share of Series C Preferred Stock (the “Maturity Date Redemption Price”). The Corporation shall pay the Maturity Date Redemption Price on the Maturity Date by wire transfer of immediately available funds to an account designated in writing by such holder of Series C Preferred Stock. If the Corporation fails to redeem all of the Series C Preferred Stock outstanding on the Maturity Date by payment of the Maturity Date Redemption Price for each such share of Series C Preferred Stock, then in addition to any remedy such holder of Series C Preferred Stock may have, in addition to the dividends due under Section 5.3.22, the applicable Maturity Date Redemption Price payable in respect of such unredeemed Series C Preferred Stock shall bear interest at the rate of one percent (1.0%) per month, prorated for partial months, compounded monthly, until paid in full.

SECOND: The shares of Series C Preferred Stock have been classified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and Chairman and attested to by its Secretary on this 17th day of March, 2015.

ATTEST:			WHEELER REAL ESTATE INVESTMENT TRUST, INC.

By:	/s/ Robin Hanisch		By:	/s/ Jon S. Wheeler		(SEAL)
	Name:	Robin Hanisch		Name:	Jon S. Wheeler
	Title:	Secretary		Title:	Chief Executive Officer and Chairman